UNSECURED NEGOTIABLE PROMISSORY NOTE

$300,000.00 October 4, 2017

FOR VALUE RECEIVED, and subject to the terms and conditions set forth herein, **REGIONAL HEALTH PROPERTIES, INC.**, a Georgia corporation ("Maker"), hereby unconditionally promises to pay to the order of **WILLIAM MCBRIDE, III** ("Payee") the principal amount of Three Hundred Thousand Dollars ($300,000.00), together with accrued interest thereon, as provided in this Unsecured Negotiable Promissory Note (as the same may be amended or modified from time to time in accordance with its terms, this "Note").

1. Settlement Agreement. This Note has been executed and delivered pursuant to, and in accordance with, the terms and conditions of that certain Settlement Agreement and Mutual Release, dated as of September 26, 2017, by and between AdCare Health Systems, Inc., predecessor to Maker, and Payee.

2. Interest; Schedule of Payments. Except as otherwise provided herein, the unpaid principal amount of this Note shall accrue interest at an annual rate equal to four percent (4%) (the "Applicable Rate"), from and including the date hereof until this Note is paid in full, whether at maturity, upon acceleration or otherwise. Interest (including interest calculated at the Default Rate as defined in Section 5 below) on the unpaid principal amount of this Note shall be calculated on the basis of a year of 365 days and charged for the actual number of days elapsed. The principal and interest hereunder shall be payable by Maker in twenty-four (24) equal consecutive monthly installments of Thirteen Thousand Twenty Seven dollars and 42 cents ($13,027.42) each, with such installment payments commencing on October 31, 2017 and continuing on the last day of every month thereafter through and including September 30, 2019 (the "Maturity Date"). The schedule of payments of principal and interest hereunder is set forth on Exhibit A attached hereto and is subject to adjustment following any prepayment as contemplated by Section 3.

3. Prepayment. At any time and from time to time after the date hereof, Maker may prepay in whole or in part, without any fee, premium or penalty, the unpaid principal amount of this Note (less all applicable tax deductions) and the accrued but unpaid interest thereon. All payments shall be applied first to the accrued but unpaid interest and then to the unpaid principal amount of this Note. Following any prepayment, the amortization of this Note (and the schedule of payments of principal and interest hereunder) shall be recalculated so that the remaining unpaid principal amount of this Note, together with interest accruing thereon, shall amortize in substantially equal payments, with the last such payment to be due and payable on the Maturity Date. From and after the date of such prepayment, the remaining payments under this Note, and the principal amount due thereunder, shall be automatically adjusted to reflect such recalculated payment schedule.

4. Events of Default. The occurrence of any one or more of the following events shall constitute an event of default hereunder ("Event of Default"):

(a) If Maker shall fail to pay when due any payment of principal or interest of this Note and such failure continues for seven (7) days after Payee notifies Maker thereof in writing.

(b) If, pursuant to or within the meaning of the United States Bankruptcy Code or any other federal or state law relating to insolvency or relief of debtors (a "Bankruptcy Law"), Maker shall: (i) commence a voluntary case or proceeding; (ii) consent to the entry of an

order for relief against it in an involuntary case; or (iii) consent to the appointment of a trustee, receiver, assignee, liquidator or similar official.

(c) If a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (i) is for relief against Maker in an involuntary case; (ii) appoints a trustee, receiver, assignee, liquidator or similar official for Maker or substantially all of Maker's properties; or (iii) orders the liquidation of Maker, and in each case the order or decree is not dismissed within sixty (60) days.

5. Default Interest. During the existence and continuance of an Event of Default, the unpaid principal amount of this Note shall accrue interest at an annual rate equal to eighteen percent (18%) (the "Default Rate"); provided, however, that if such Event of Default is an Event of Default described in Section 4(a), and such Event of Default is subsequently cured by full payment of all past-due principal amounts and the payment of all accrued interest (including interest accruing at the Default Rate as a result of such Event of Default), then the rate of interest which accrues on the unpaid principal amount of this Note will be reduced from the Default Rate to the Applicable Rate commencing the day after such cure.

6. Remedies. Upon the occurrence of an Event of Default and at any time thereafter during the continuance of such Event of Default (unless all Events of Default have been cured by Maker or waived by Payee), Payee may at its option and by written notice to Maker, declare the entire unpaid principal amount of this Note, together with all accrued but unpaid interest thereon, immediately due and payable or exercise any of its rights, powers or remedies under applicable law; provided, however, that if an Event of Default described in Section 4(b) or Section 4(c) shall occur, then the entire unpaid principal amount of this Note, together with all accrued and unpaid interest thereon, shall be immediately due and payable without any notice by Payee.

7. Cumulative Remedies. No failure to exercise and no delay in exercising on the part of Maker or Payee, of any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges of Payee and Maker herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law or equity.

8. Payments. Principal and interest due and payable under this Note shall be paid to Payee in lawful money of the United States of America by check to the address for notices to Payee as set forth in Section 9, or at such other address as may be specified in a written notice by Payee to Maker. Payee may request payment by wire transfer of immediately available funds to the Payee's account at a bank specified by the Payee to the Maker from time to time and Payee shall pay (and Maker may deduct from the amount of each wire payment) all the costs, expenses and fees applicable to such wire payment. If any payment on this Note is due on a day which is not a business day, then such payment shall be made on the next succeeding business day.

9. Notices. All notices, requests or other communications required or permitted to be delivered hereunder shall be delivered in writing to the applicable address for notices set forth below (or to such other address as may be specified in a written notice by Maker or Payee to the other):

If to Maker:
Regional Health Properties, Inc.
454 Satellite Blvd., NW
Suite 100
Suwanee, GA 30024
Facsimile: 404-601-4954
Attention: Chief Executive Officer

If to Payee:
William McBride, III
P.O. Box 6302
Santa Barbara, CA 93160
E-mail: wmcbride3@aol.com

Notices if (i) mailed by certified or registered mail or sent by hand or overnight courier service shall be deemed to have been given when received, (ii) sent by facsimile during the recipient's normal business hours shall be deemed to have been given when sent (and if sent after normal business hours shall be deemed to have been given at the opening of the recipient's business on the next business day) and (iii) sent by e-mail shall be deemed received upon the sender's receipt of an acknowledgment from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgment).

10. Interest Rate. If interest payable under this Note is in excess of the maximum permitted by applicable law, then the interest chargeable hereunder shall be reduced to the maximum amount permitted by applicable law.

11. Waivers by Maker. Maker hereby waives presentment, protest and demand, notice of protest, demand and dishonor and nonpayment of this Note.

12. Parties in Interest. This Note shall inure to the benefit of, and be binding upon, Maker and Payee and their respective successors, heirs and assigns.

13. Amendment and Waivers. No term of this Note may be waived, modified or amended except by an instrument in writing signed by Maker and Payee. Any waiver of the terms hereof shall be effective only in the specific instance and for the specific purpose given.

14. Severability. If any term or provision of this Note is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Note or invalidate or render unenforceable such term or provision in any other jurisdiction.

15. Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Georgia (without giving effect to any choice or conflict-of-laws rule that would cause the application of the laws of any jurisdiction other than the State of Georgia).

16. Section Headings; Construction. The headings of Sections in this Note are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Note unless otherwise specified. All words used in this Note will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the words "hereof" and "hereunder" and

similar references refer to this Note in its entirety and not to any specific section or subsection hereof, the words "including" or "includes" do limit the preceding words or terms and the word "or" is used in the inclusive sense.

[Signature Page Follows]

IN WITNESS WHEREOF, Maker has caused this Note to be executed and delivered by its duly authorized representative on the date first written above.

MAKER:

REGIONAL HEALTH PROPERTIES, INC.

By: ____________________
Name: Allan J. Kimland
Title President and CEO

[Signature Page to Unsecured Negotiable Promissory Note]